Obtaining Control of Credit Suisse Emerging Markets Equity Fund A

As of April 30, 2014, Merchant Holdings ("Shareholder") owned 100,000 shares of the Fund, which represented 91.02% of the Fund. As of April 30, 2015 Shareholder owned 102,486 shares of the Fund which represented 69.01% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Emerging Markets Equity Fund C

As of April 30, 2014, Merchant Holdings ("Shareholder") owned
100,000 shares of the Fund, which represented 100.00% of the Fund.
As of April 30, 2015 shareholder owned 101,716 shares of the Fund which represented 58.15% of the Fund and Pershing owned 73,205 shares of the Fund which represented 41.85% of the Fund. Accordingly, both Merchant Holdings and Pershing are considered a "controlling person" of the Fund.

Obtaining Control of Credit Suisse Emerging Markets Equity Fund I

As of April 30, 2014, Merchant Holdings (" Shareholder") owned 1,800,000 shares of the Fund, which represented 99.59% of the Fund. As of April 30, 2015 Shareholder owned 2,150,378 which represented 89.74% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.